UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): February 14, 2001


                                 FX ENERGY, INC.
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             (Exact Name of Registrant as Specified in its Charter)


            Nevada                        0-25386               87-0504461
 ------------------------------  -----------------------    -----------------
(State or other jurisdiction of  (Commission File Number)      (IRS Employer
incorporation or organization)                              Identification No.)


                    3006 Highland Drive
                         Suite 206
                   Salt Lake City, Utah                        84106
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         (Address of Principal Executive Offices)             (Zip Code)


       Registrant's Telephone Number, including Area Code: (801) 486-5555

                                       N/A
              (Former name, former address, and formal fiscal year,
                         if changed since last report)

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                              ITEM 5. OTHER EVENTS
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On February 14, 2001, FX Energy Salt Lake City, provided the following operational update on its exploration and development activities in Poland.

Fences Project Area

Kleka 11 Well and Pipeline

The pipeline to connect the Kleka 11 well to the Polish Oil and Gas Company's ("POGC") Radlin production facility has been completed. The underground line has been successfully pressure tested and approval from the government to begin flowing gas through the line at an initial rate of 4 million cubic feet per day is expected later this month.

Mieszkow 1 Well

The Mieszkow 1 well reached planned total depth structurally low to prognosis. Velocity data from the well bore was integrated with existing 3-D seismic indicating that the structural apex is approximately 400 meters to the northeast. The well is now being sidetracked and directionally drilled to the new bottom hole location. The directional drilling started from a vertical depth of 2,520 meters, approximately 500 meters above the projected top of the structure.

3-D Seismic Program

Processing of the two 3-D seismic surveys over the Zaniemysl and Donatowo prospect areas is continuing. The new 3-D seismic in the Zaniemysl area located in the Rotliegendes trend is expected to better define drilling targets identified by 2-D seismic on trend with POGC's Kaleje field. Donatowo 3-D seismic is expected to provide potential drillsite locations on reef build-ups on trend with fields discovered by POGC containing approximately 800 Bcf of reserves. Drillsite selections will be made as soon as processing of the 3-D seismic is completed late in the second quarter.

Pomeranian Project Area

Tuchola 108-2 Well

The Tuchola 108-2 well is being completed in an approximately 200 foot thick section of the Main Dolomite. The Tuchola 108-2 also encountered two additional horizons, the Basal Limestone and Middle Devonian that were determined not to be commercial. The Tuchola discovery is the first confirmation on the northern margin of the Permian Basin of a commercial accumulation in the Main Dolomite Reef Trend that produces on the southern flank from the BMB and other fields.

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Chojnice 108-6 Well

The Tuchola 108-2 rig will move onto the Chojnice 108-6 drillsite to test the next prospect in the Main Dolomite Reef Trend. The well is planned to test a Main Dolomite buildup at a depth of approximately 2,700 meters and is located approximately 3 kilometers northwest of the Tuchola 108-2 discovery.

Main Dolomite Reef Trend Seismic Acquisition Program

A 2-D seismic acquisition program is planned along the Main Dolomite Reef Trend in the Pomeranian Project Area. The approximately 250 kilometer program is expected to provide drill-ready prospects that have been identified as leads on regional seismic data. The seismic is also planned to identify and evaluate several other potential leads that lie along a trend that extends for over 60 kilometers in the Pomeranian concession.

Warsaw West Project Area

Annopol 254-1

The Annopol 254-1 was drilled to a depth of 3,671 meters and will be plugged and abandoned as a dry hole. FX Energy's cost of the well was carried by Apache Corporation (NYSE: APA).

Lublin Project Area

Wilga 255-2

An extended flow test is planned for the first half of this year on the Wilga 255-2 to assess the potential for commercial production in light of pipeline and facility expenditures that would be required. Apache will pay our costs to test and complete the Wilga 255-2.

FX Energy and its partners are exploring and evaluating five separate project areas in Poland. Its shares are traded on Nasdaq National Market.

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This report contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 1999 annual report on Form 10-K and other SEC reports.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                               FX ENERGY, INC.
                                               Registrant

Dated:  February 16, 2001                      By /s/ David N. Pierce
                                                  -----------------------------
                                                  David N. Pierce, President

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